SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant  [ ]

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[ ]  Preliminary Proxy Statement
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[x]  Soliciting Material Pursuant to Rule 14a-12
[ ] Confidential, for Use of the Commission Only as permitted by Rule 14a-6(e)(2))

                            THE LIBERTY CORPORATION
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                (Name of Registrant as Specified in Its Charter)


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    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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The Liberty Corporation.   Box 789   Greenville, SC 29602-0789


For Further Information:  Ken Jones (864) 609-3496

                THE LIBERTY CORP. ANNOUNCES SHAREHOLDER MEETING

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        Company Seeks Approval of Plan to Sell Its Insurance Operations


GREENVILLE, S.C., August 11, 2000 - The Liberty Corp. (NYSE: LC) today announced that a special meeting of the company's shareholders will be held on September 29, 2000, at 11:00 a.m. Eastern time at The Liberty Corp. headquarters on Wade Hampton Boulevard in Greenville, S.C. The purpose of the meeting is to consider and vote upon a proposal to approve the sale of the company's insurance operations to Royal Bank of Canada. Shareholders of record as of August 21, 2000, are entitled to vote on this proposal and on any other business introduced at the meeting.

The Liberty Corp. is a holding company with operations in insurance and broadcasting. Annual revenues in 1999 were $556 million. Company headquarters is in Greenville, SC.

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                      INFORMATION CONCERNING PARTICIPANTS

     The Liberty Corporation and certain executive officers and directors may be deemed to be participants in the solicitation of proxies of Liberty's shareholders to approve the proposed sale of its insurance operations to Royal Bank of Canada. The directors of Liberty are Edward E. Crutchfield; John R. Farmer; Hayne Hipp; W. W. Johnson; William O. McCoy; John H. Mullin, III; Benjamin F. Payton; J. Thurston Roach; Eugene E. Stone, IV; and William B. Timmerman. As of June 30, 2000, Hayne Hipp was deemed to beneficially own approximately 11.9% of Liberty's outstanding voting shares, the directors as a group were deemed to beneficially own approximately 12.2% of Liberty's outstanding voting shares and the directors and executive officers as a group were deemed to own approximately 14.7% of Liberty's outstanding voting shares. Beneficial ownership is determined in accordance with the rules of the SEC; under these rules, a person is deemed to beneficially own, among other things, shares subject to options exercisable currently or within 60 days. Additional information about the directors of Liberty is included in the Liberty's proxy statement for its 2000 Annual Meeting of Shareholders, filed with the SEC on May 2, 2000.

     In addition, the following persons may be deemed participants as a result of agreements among them to vote certain shares of Liberty in favor of the sale to Royal Bank of Canada: Mary Jane Hipp Brock; Gail Hipp Cook; Mason Goldsmith; Anna Kate Hipp; Hayne Hipp; John Boyd Hipp; William F. Hipp; Dorothy Gunter Leland; Frances M. McCreery; and Royal Bank of Canada. The aggregate number of shares subject to these voting agreements constitutes approximately 22.3% of Liberty's outstanding voting shares, calculated on a fully-diluted basis.

     SHAREHOLDERS OF THE LIBERTY CORPORATION AND OTHER INVESTORS ARE URGED TO READ THE PROXY STATEMENT ON SCHEDULE 14A TO BE FILED BY LIBERTY IN CONNECTION WITH THE SALE OF ITS INSURANCE BUSINESS TO ROYAL BANK OF CANADA BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Upon filing, this proxy statement, as well as the proxy statement for the 2000 Annual Meeting of Shareholders mentioned above, will be available free of charge on the SEC website at www.sec.gov and from Liberty by contacting Martha G. Williams, General Counsel and Secretary, 2000 Wade Hampton Boulevard, Greenville, South Carolina 29615.